Q3 2019 Financial and Business Highlights November 6, 2019 UPWORK STOCKHOLDER LETTER Q3 2019 1

Q3 2019 Financial and Business Highlights • Revenue grew 23% year-over-year to $78.8 million • Marketplace revenue grew 25% year-over-year to $70.7 million • Core clients grew 19% year-over-year to approximately 120,500 • Client spend retention was 104%, with client spend retention from clients on the Upwork Business and Enterprise offerings above 125% • Gross margin expanded more than 3 points year-over-year to 71% • Increased sales headcount plan, ending Q3 with 65 quota-carrying account executives, with 90 planned for the end of Q4 Note: Reported figures are rounded; annual comparisons of the third quarter of 2019 are to the third quarter of 2018 unless otherwise noted. All measures are GAAP unless cited as non-GAAP. UPWORK STOCKHOLDER LETTER Q3 2019 2

Dear Upwork Stockholder,

We are very pleased with our performance in the third quarter of 2019, which further underscores the fact that we are getting traction in the market. Every day, the evolution of work—**including the rising trend of remote work**—is at the forefront of major news cycles.

This evolution is symptomatic of a generational shift among buyers and users of contingent staffing seeking more flexibility and transparency from their talent partners for a meaningful change to traditional work models that have been stagnant for far too long. The World Economic Forum states that we are in the **Fourth Industrial Revolution**. This revolution is an opportunity to fix the outdated constraints of work—time and place—that no longer make sense now that people are empowered by technology. By removing the constraint of location, our platform and product offerings provide faster, more cost-effective ways for companies and professionals to find each other and work together. We help **unlock economic opportunity** by removing friction in the labor market, allowing more open jobs to be filled for clients, and helping talent globally find better opportunities than those available in their local job markets. Our platform enables and accelerates this transformation, as new norms, new laws, and even new entrants to the space further validate that work is forever changed—and Upwork continues to be well positioned to capitalize on this opportunity.

Upwork operates the largest online talent solution, as measured by gross services volume (GSV), that enables businesses to find and work with highly-skilled independent professionals. Our product offerings are designed for companies of all sizes looking for access to talent, creating a flexible bench of professionals that can support business demands that range from long-term complex projects to urgent needs for specialized talent.

On the talent side, we are a leading destination for independent professionals, consulting firms, teams, and agencies to find quality clients and engagements.

And it's not only the workforce that is signaling that the future of work is upon us. Lawmakers are increasingly acknowledging the need to embrace this new era for the success of our communities and economies. In late August, we were honored when **Stephane was named to** California governor Gavin Newsom's **Future of Work Commission**, a committee of leaders from technology, labor, business, education, and other sectors across the state.

Our small business offerings, Upwork Basic and Plus, and our managed-services offering have lower growth rates than the overall business but are generating positive cash flows. With this cash, we have been increasing our investment in our enterprise sales team over the past two years. Earlier this year, we launched Upwork Business, an offering tailored to mid-market businesses, and we are seeing strong client adoption of this new offering. Clients adopting Upwork Business include not only new clients but also current clients that are upgrading from another product offering, many of which are increasing their client spend once upgraded. Significantly, the client spend retention for those customers on Upwork Business and Enterprise has consistently been above 125% over the past four quarters.

We believe now is the time to capitalize on the future of work trends noted above in order to gain more share of our large market opportunity and to achieve our ambitious long-term goals with profitable growth. Therefore, we have significantly increased our investment in the enterprise sales organization starting in the fourth quarter of 2019. To support this investment, we are also evolving our brand positioning and messaging to appeal to a broader range of prospects and to guide them to select the

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right Upwork service offering based on their business needs. Our media campaigns will aim to better target this expanded audience with an added focus on mid-market and enterprise-level strategic decision-makers and hiring managers.

In the third quarter of 2019, Amanda Vinson joined Upwork as our Senior Vice President of Corporate Strategy and Development. In this role, she will strengthen our strategic planning process and lead mergers and acquisitions efforts. Amanda will also manage our technology and business partnerships, such as the recently executed exclusive partnership with Workforce Logiq, which provides freelancers on our platform with access to many of the most prestigious companies and sought-after opportunities in the market.



Larger Engagements
any engagement with an individual freelancer over $1,000, not performed by an agency
~65%
~20%
~15%
Agency Engagements
any spend with an agency
Gig Work
any project under $1,000

Commentary

Large Market Opportunity

We believe our total addressable market is $560 billion of professional service jobs that can be performed remotely. Last quarter, we noted that 85% of our $1.8 billion GSV in 2018 was derived from larger engagements and complex projects delivered by both individual freelancers and agencies. While our market opportunity is very large, we believe we are still in the initial stages of a long-term shift in how work gets done and therefore we are investing further across three initiatives where we have experienced early success:

- expanding our enterprise sales investment;
- engaging marketing and brand initiatives to increase awareness of our offerings within mid-market and enterprise-level strategic buyers and hiring managers; and
- continuously improving our offerings to support the future of work.

Further Investment in Our Enterprise Sales Team

Our Upwork Business and Enterprise offerings, as well as other premium offerings that are designed for larger clients, include access to additional product features, premium access to top talent, professional services, custom reporting, and consolidated invoicing on a monthly basis. For Upwork Business and Enterprise, we charge either an annual or a monthly subscription fee and a service fee calculated as a percentage of the client's spend on freelancer services; this is along with the service fees paid by freelancers. What's more, Upwork Enterprise clients can subscribe to a robust compliance offering that includes worker classification services for an additional fee. Upwork Business and Enterprise clients may also choose to use our platform to engage freelancers that were not sourced through our platform for a lower fee percentage.

Our sales strategy is to land and expand. We first sign a contract with a client and collect a subscription fee for access to the offering. We then aim to quickly deploy these new clients and drive awareness about Upwork to potential hiring managers

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within their organizations. We have built out our account management, customer success, and marketing teams with capabilities to convert these hiring managers into active Upwork users and to help them leverage our platform to complete significant projects. As a result of our land-and-expand strategy, most of the revenue from a new client will be reflected over the lifetime of the relationship. Also, because of how we measure client spend retention, it takes several quarters before such expansion is visible in that metric. In 2019, we focused on building out specialization within our sales team to focus on both landing new Upwork Business and Enterprise deals as well as expanding spend with existing clients. We now have specialized teams across mid-market, large, and strategic accounts. Our land teams have been successful signing up new clients and upgrading existing Upwork Basic clients to the Business and Enterprise offerings, particularly with mid-market clients. Expanding with Clients Over Time Number of Hiring Managers Grows Over Time 125% Client spend retention Hiring Manager #1 Hiring Manager #2 Hiring Manager #3 from clients on the Upwork Business and Enterprise offerings Web Developer Accounting Customer Service Graphic Artist Business Support Logo Design Number of Freelancers Grows Over Time Over Grows Freelancers of Number UPWORK STOCKHOLDER LETTER Q3 2019 5

AUTOMATTIC

As we step up our sales efforts, we expect to see more companies like **Automattic**, the open-source web development company behind WordPress.com, benefit from Upwork's offerings. Automattic, already one of the first large, fully distributed companies, started using Upwork Enterprise more than a year ago. Upwork's quick and easy access to quality talent around the world has enabled Automattic's team to start up in new markets globally much faster than previously, as they can now find talent in different locations who speak local languages. Upwork has enabled Automattic to quickly increase its global reach and scale as needed to support both its customers and its mission.

In 2019, we believe we also have demonstrated the ability to hire, onboard, and enable new quota-carrying account executives, sales development representatives, and sales managers quickly. However, we also believe we have not yet reached our full potential for sales productivity. We are promoting top performers into leadership roles (which segment their time between active selling and managing direct reports), we have many recently hired sales representatives who are ramping up their productivity, and we have just started optimizing our account-based marketing programs. We expect sales productivity will improve over time given our investments in marketing campaigns, execution of our repeatable sales process, and product enhancements that feature high-quality talent and agencies.

We believe that these investments in sales have produced, and will continue to produce, a positive return on investment, and we are pleased with our customer acquisition costs (CAC) and lifetime-value (LTV) returns so far. We are excited to add more sales resources to accelerate the speed with which we sign customers to Upwork Business and Enterprise agreements and help them fill their talent and skill gaps. A sizable portion of our addressable market is comprised of companies with 100+ employees, which is why we have decided to significantly increase our investment in enterprise sales. We are confident that we now have a fully operational go-to-market sales delivery plan that we can leverage through specialized roles and an assembly-line approach. We believe we are positioned to help larger businesses embrace the future of work.

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We plan to add more than 50 sales development representatives and quota-carrying account executives and to spend an incremental $1.0 million on related personnel costs in the fourth quarter of 2019. This investment will lower our adjusted EBITDA in the fourth quarter and into 2020, but we believe it will lead to positive returns in GSV, revenue, and client spend retention over the coming years. As an example, while we expect to grow total revenue by approximately $50 million in 2019, we believe incremental revenue from sales- driven accounts will be approximately $10 million, or around 20%. We expect the percentage of incremental sales-driven revenue to be substantially higher in 2020. Product • Successful Upwork Business launch Go-To-Market Large TAM Accelerate • Land-and-expand sales Sales Hiring $560 billion strategy is working addressable market - • Deal Pipeline and Hiring largely accounted for Pipeline is strong by larger companies Strong Economics • 125% Client Spend Retention from clients on Upwork Enterprise and Business offerings • Solid CAC-to-LTV UPWORK STOCKHOLDER LETTER Q3 2019 7

Marketing/Branding We are evolving our brand positioning to target a broader spectrum of companies and clients. This includes additional focus on strategic buyers and hiring managers to highlight the key competitive advantages available to businesses that choose to complete longer individual engagements and larger statement-of-work (SoW) projects on our platform. As part of these efforts, we will be targeting businesses that currently buy through traditional staffing vendors, which we believe will further drive sales-team productivity and enhance effectiveness. This positioning will promote Upwork as an upgraded alternative to traditional talent solutions based on key competitive advantages enabled by our platform-based service model. As such, we are investing in brand advertising and testing acquisition investments in these areas. One freelancer’s story is that of Hope Griffin, a copywriter based in Florida. Hope joined Upwork two years ago when her husband was transitioning out of the military due to combat-related injuries. Having been a caregiver for their daughter, now a cancer survivor, she knew working a traditional job would be difficult with the new medical challenges her family was faced with. Finding Upwork meant she could help provide for her family while still being with them every day. Hope also considers her work a source of joy because she knows she is helping clients grow their businesses—she has already helped more than 60 clients through Upwork. She has worked on multiple types of projects, including web content, blogs, video scripts, and email marketing campaigns. We are grateful that Upwork makes work more accessible and that Hope and so many other independent professionals choose to be a part of our community. UPWORK STOCKHOLDER LETTER Q3 2019 8

Beyond our branding efforts, we continue our research and thought leadership around the changing landscape of work. In early October, Upwork and Freelancers Union released the results of the sixth annual Freelancing in America: (FIA) report, the most comprehensive measure of the U.S. independent workforce. This survey of more than 6,000 U.S. workers over the age of 18 determined that an estimated 57 million Americans freelanced in the past year. Also, for the first time, the FIA report includedcommentary from Upwork’s chief economist, Adam Ozimek, PhD. Key findings include: • Freelancing is becoming more of a long-term career choice. For the first time, as many freelancers said they view freelancing as a long-term career choice as those that said they see it as a temporary way to make money. In addition, the share of those who freelance full time increased from 17% in 2014 to 28%. • Freelancing income exceeds the gross domestic product (GDP) of some major industries. At nearly $1 trillion a year (approaching 5% of U.S. GDP), freelance earnings contribute more to the economy than industries such as construction and transportation and nears the earnings of the information sector. Freelancers doing skilled services earn a median rate of $28 an hour, more per hour than 70% of workers in the overall U.S. economy.1 • Freelancers are most likely to be skilled professionals. While media and policy discussions often focus on ridesharing and the so-called gig economy, the largest category of freelance work is skilled services. It’s perhaps no surprise then that so few freelancers describe themselves as gig workers and that, instead, 75% describe themselves as independent workers, self-employed, freelancers, contractors, or small business owners. Skilled services are the most common type of freelance work, with 45% of freelancers providing skills such as programming, marketing, IT, and business consulting. • Freelancing enables opportunities for those who otherwise might not be able to work. 46% of freelancers agree that freelancing gives them the flexibility they need because they're unable to work for a traditional employer due to personal circumstances. 1These estimates are in comparison to total value added by industry according to the Bureau of Economic Analysis (BEA), available here https://www.bea.gov/system/ files/2019-07/gdpind119.pdf. UPWORK STOCKHOLDER LETTER Q3 2019 9

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Product

The third pillar of our growth initiatives is product. Our product team is in lockstep with sales and marketing to not only support our existing business but also keep Upwork relevant to clients and freelancers looking to complete larger projects. In the following sections are examples of how departments across the company are aligned to create, promote, and drive our priorities to success.

Our two newest offerings, Upwork Plus and Business, focus on small and mid-market businesses, respectively. Both were launched in March 2019, and we are seeing increased adoption as customers are able to better self-select into an appropriate level of functionality that suits their unique needs.

The change in our Connects pricing—the virtual tokens within Upwork that allow freelancers to bid on projects—has also been successful in promoting quality on the platform by incentivizing freelancers to be thoughtful about the projects for which they submit proposals, resulting in a smaller pool of higher-quality proposals. We often make changes to our marketplace offerings that are aimed at improving the user experience; however, it can take time for users to acclimate to these changes and for the marketplace to land in a new equilibrium.

We also made a number of improvements to our payments platform to increase our take rate and reduce payments costs:

- Instant Payout to Debit Card launched late in the third quarter of 2019. Instant Payout allows eligible U.S. freelancers to add a Visa or Mastercard debit card as a disbursement method and, for a small fee, receive withdrawals to their bank from Upwork through their debit cards within minutes. The launch is complete, and in-product marketing is planned to further support the feature.
- Support for an additional 11 currencies became available to all clients in the third quarter. These currencies are frequently used in 20 countries, expanding our reach and relevance globally.

As always, our focus remains on building the capabilities that further solidify us as a market leader in the dynamic landscape of work. This can be seen by the great strides we've made in how we support agencies on the platform and in how we address the unique needs of various categories.

Agency

Agencies, which stand to further grow the number of larger projects completed on Upwork, accounted for a meaningful part of our business in 2018. Since raising awareness of our increased agency support and capabilities, we've seen a promising uptick in the average project size among our larger accounts.

We launched the Bring-Your-Own Agency feature to Upwork Enterprise customers, which allows those clients to bring their existing agencies onto the platform, similar to our existing feature, Bring-Your-Own Freelancer. The launch and go-to-market efforts were successful in increasing the number of enterprise-quality agencies on our platform and drove additional SoW contracts. Facilitating the inclusion of agencies began with changes to our platform to ensure agencies are able to differentiate themselves using an agency profile, rather than a traditional freelancer profile. Further steps are being taken, and will continue to be taken into 2020, to allow for increased functionality around attracting, supporting, and optimizing for agencies and the projects they serve.

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Category Growth/Verticalization Design and Creative has been our initial foray into our category • portfolio enhancements such as the creation of new portfolio expansion strategy. We’ve seen a roughly 5% year-over-year templates with case studies and galleries to help freelancers improvement in click-through and hiring rates through multiple showcase their work; product initiatives that we have been launching since December • portfolio search experiences to inspire users and convert 2018. These recently launched product initiatives include: visitors; and • improved descriptions of the types of creative work, skills, and • shop-by filters that enable clients to search deeply output available on our platform; and precisely. Design and Creative Video UPWORK STOCKHOLDER LETTER Q3 2019 13

Compared with one year ago, more visitors to the Design and Creative category are posting jobs, coming back to post additional jobs, and posting jobs of increasingly higher value. As our Design and Creative category begins to demonstrate wins stemming from user experience developments, product customizations, and marketing improvements launched in recent months, we look to expand those learnings to our largest category, Web, Mobile & Software Development, to convert more visitors, command more rapidly growing hourly rates, and grow repeat jobs posts. Shop-by-Filter UPWORK STOCKHOLDER LETTER Q3 2019 14

Mobile

After completing the freelancer mobile app in the second quarter of 2019, our teams began the work needed to release the iOS and Android client apps. The soft launch of the client app on both iOS and Android happened in late August. The phaseout of the legacy app is under way and expected to be completed in the next few months. The final step to the update is to enable in-app purchases in the iOS app, which is progressing alongside the legacy app phaseout. The launch of these apps provides new potential to drive acquisition, engagement, and retention on the platform.

Q3 2019 Financial Highlights

Key Metrics

We monitor and measure our business performance using the following key operating metrics: GSV, core clients, and client spend retention. We believe these metrics are key indicators of our growth and the overall health of our business.

GSV, which includes both client spend and the additional fees we charge for other value-added services, increased by 20% year-over-year to $537.3 million for the third quarter of 2019. We continue to drive GSV growth with year-over-year increases in core clients and with client spend retention exceeding 100%.

Core clients are clients that have spent at least $5,000 in their lifetime on the platform and have billed in the past 12 months. These are our most important clients, as they represent approximately 20% of our active clients and approximately 80% of our GSV—and they are also more likely to continue to use our platform going forward. We added approximately 5,000 core clients in the third quarter, growing the total number of core clients to approximately 120,500 as of September 30, 2019, representing 19% growth over the number of core clients as of September 30, 2018. We have added approximately 5,000 core clients per quarter for the past six quarters, and we believe this trend will continue in the coming quarters.

Client spend retention is a measure of how well we are retaining spend from clients. Client spend retention is a comparison of a specific client cohort's spend in the current 12-month period with that of the prior 12-month period. Client spend retention was 104% as of September 30, 2019, compared with 108% as of September 30, 2018. We believe that this decline in client spend retention—from its historically highest levels in 2018 and the first quarter of 2019—follows an acceleration in client spend retention that occurred subsequent to the launch in the second half of 2017 of our U.S.-to-U.S. domestic marketplace offering. Moreover, following the launch of our U.S.-to-U.S. domestic marketplace offering, an increasing proportion of U.S. clients are engaging solely U.S. freelancers. We are observing that U.S. clients that engage solely U.S. freelancers typically post higher-budget projects and pay higher rates initially but, to date, have exhibited lower client spend retention than the rest of our clients. As a result, in the coming quarters, we expect client spend retention to return closer to pre-platform consolidation levels of approximately 100%. We also believe the growth of our Upwork Business and Enterprise offerings will provide tailwinds to overall client spend retention over time, given that the client spend retention from our clients using the Upwork Business and Enterprise offerings is higher than overall client spend retention.

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Revenue and Take Rate Total revenue increased by 23% year-over-year to $78.8 million in the third quarter of 2019, which was approximately $0.8 million above the top end of our guidance range. Components of Revenue $537.3M $518.8M $486.9M $78.8M $472.3M $74.3M $449.5M $432.3M 10% GSV: $402.2M $68.9M $67.3M 11% $64.1M 12% $62.7M 12% Revenue: $59.2M 11% 12% 11% 12% 10% 15% 12% 10% 10% 14% 10% 10% 15% 13% 7% 14% 5% 14% 5% 14% 6% 5% 5% 5% 55% 58% 59% 60% 59% 59% 59% Q1 ‘18 Q2 ‘18 Q3 ‘18 Q4 ‘18 Q1 ‘19 Q2 ‘19 Q3 ‘19 Freelancer Service Fees Freelancer Other Client Payment Fees Client Other Managed Services “Client Other” is the difference between client revenue and Client Payment Fees. “Freelancer Other” is the difference between freelancer revenue and Freelancer Service Fees. UPWORK STOCKHOLDER LETTER Q3 2019 16

Marketplace revenue increased by 25% year-over-year to $70.7 million in the third quarter, representing 90% of our total revenue. Growth in marketplace revenue continues to be driven by an increase in the number of core clients and our client spend retention exceeding 100%.

We expect our marketplace revenue growth rates to vary from period-to-period due to a variety of factors such as the number of Mondays in any given quarter, the lapping of significant launches of new products, pricing changes and other monetization efforts, the performance of client spend retention, as well as the amount of time needed for our enterprise sales team investment to accelerate our acquisition of, and achieve increased spend from, Upwork Enterprise and Business clients. We expect our marketplace revenue growth rate to be lower in the fourth quarter of 2019 as compared to the third quarter of 2019. We also expect our marketplace revenue growth rate to be relatively higher in the first half of 2020 as compared to the first half of 2019, and then for our marketplace revenue growth rate to be relatively weaker in the second half of 2020 as compared to the second half of 2019.

For our managed services offering, recall that we recognize the entire GSV of projects as revenue. Managed services revenue increased by 10% year-over-year to $8.1 million in the third quarter of 2019. This increase was primarily due to an increase in the amount of services engaged through this offering. As expected, given our primary focus on marketplace offerings, managed services revenue has grown at a slower rate than our marketplace revenue, and we anticipate this trend to continue.

Components of Marketplace Take Rate

Our overall take rate, or how well we monetize spend on our platform, was strong in the third quarter of 2019 at 14.7%. In addition, our marketplace take rate improved to 13.4% in the third quarter of 2019 from 13.0% in the second quarter of 2019, and we expect it to stabilize at approximately this level for the remainder of the year and in 2020. Our overall take rate is influenced by multiple factors. The factors that have been lowering our overall take rate over the past few quarters include the mix of marketplace and managed services revenue, the GSV generated from longer-term relationships on Upwork Basic or Upwork Plus billing at the 5% fee tier, and the payment method (i.e., ACH versus credit cards) chosen by Upwork Plus clients. We believe that freelancers billing at the 5% tier, which reduces friction, and the increased adoption of ACH are positive trends, as they both encourage more usage of the platform. The factors that have been improving our take rate are the adoption of Upwork Plus and Upwork Business, the change in Connects pricing, improvements in our client payment and freelancer disbursements methods, and growth in our Upwork Business and Enterprise offerings. In the third quarter, Upwork Basic and Plus clients paying by credit card finished migrating from a 2.75% to a 3% payment processing and administrative fee, which has also provided some support to the increase in overall take rate.

Gross Profit

Gross profit and non-GAAP gross profit both increased in the third quarter of 2019 by 29% year-over-year, to $56.3 million and $56.4 million respectively, representing 71% and 72% of revenue respectively, compared with 68% in the third quarter of 2018. We continue to focus on generating gross margin leverage through operational efficiencies. We expect improvements in gross margin to continue through 2020, although not at the same growth rate we experienced in 2019. While our gross profits are influenced by multiple factors, payment costs are the primary driver. We have been successful over time at encouraging our clients to adopt ACH payments, which puts downward pressure on our take rate but positively impacts our gross margin. We also have completed some infrastructure projects and renegotiated contractual terms with some of our payment service providers to

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achieve lower payment costs. with 22% in the third quarter of 2018. Non-GAAP R&D expenses increased by 7% year-over-year to $14.7 million in the third quarter Gross profit is also impacted by our hosting spend on Amazon of 2019, representing 19% of revenue compared with 21% in the Web Services (AWS). We continue to focus on growing revenue third quarter of 2018. We continue to focus on developing new faster than our AWS costs and have been successful in achieving products and features—in categories and agencies, for example, this for the past three quarters. We plan to move our server R&D investments continue to be important to our long-term hosting services from AWS data centers in California to an AWS strategic objectives. data center in Oregon, which has the added benefits of more machine types and capabilities and lower hosting costs. We plan G&A expenses increased by 41% year-over-year to $16.5 million in to complete this migration in the first half of 2020, which could the third quarter of 2019, representing 21% of revenue compared cause a short-term increase in our AWS costs, as we may need to with 18% in the third quarter of 2018. Non-GAAP G&A expenses occupy AWS facilities in both California and Oregon for a period increased by 40% year-over-year to $14.1 million in the third of time during the migration to Oregon. quarter of 2019, representing 18% of revenue compared with 16% in the third quarter of 2018. These increases were primarily due Finally, our cost of revenue to provide managed services to increased spending in personnel and professional services constitutes a drag on our gross margin, which becomes less costs in the finance and legal departments to support being a meaningful as our marketplace revenue continues to grow faster public company and in preparation for no longer qualifying as an than our managed services revenue. “emerging growth company” (as defined in the JOBS Act) as of December 31, 2019. As a result, we are investing in our internal Operating Expenses control efforts required by the Sarbanes-Oxley Act, adoption of Accounting Standards Codification 606, and other compliance Sales and marketing expenses increased by 34% year-over-year obligations associated with becoming a “large accelerated filer.” to $25.3 million in the third quarter of 2019, representing 32% of revenue compared with 30% in the third quarter of 2018. Non- We expect sales and marketing, R&D, and G&A expenses to GAAP sales and marketing expenses increased by 33% year-over- increase in absolute dollars but fluctuate as a percentage of total year to $24.7 million in the third quarter of 2019, representing revenue from period to period. 31% of revenue compared with 29% in the third quarter of 2018. We continued our investment in our sales team to focus on We continue to see improvement from our provision for transaction our large market opportunity with mid-market and enterprise losses. Transaction losses decreased by 36% year-over-year to $1.2 customers. As noted on our previous earnings calls this year, we million in the third quarter of 2019, representing approximately 2% spent significantly more in marketing and advertising in 2019 than of revenue. Our typical range is 2-3% of total revenue per quarter, we did in 2018 and we decided to spread our marketing spend and we expect the reserves to return to this normal range and more evenly throughout the year, which we believe enables us to increase proportionally with GSV growth. acquire customers at a lower cost. Net loss was $2.8 million in the third quarter of 2019, compared R&D expenses increased by 13% year-over-year to $16.2 million in with a net loss of $7.3 million in the third quarter of 2018. For the the third quarter of 2019, representing 21% of revenue compared third quarter of 2019, our net loss per share was $0.03 on 111.2 UPWORK STOCKHOLDER LETTER Q3 2019 18

million basic shares outstanding, compared with a net loss per facilities expansion. As of September 30, 2019, cash provided by share of $0.20 in the third quarter of 2018. Non-GAAP net income financing activities year-to-date was $13.8 million primarily due was $1.8 million in the third quarter of 2019, compared with a to $14.0 million in proceeds from exercises of stock options and net loss of $1.4 million in the third quarter of 2018. Our basic and $3.6 million in proceeds from our employee stock purchase plan, diluted non-GAAP net income per share in the third quarter of partially offset by year-to-date principal and interest payments 2019 was $0.02, compared with a loss per share of $0.04 in the on our two term loans of $3.8 million. third quarter of 2018. Adjusted EBITDA, a key non-GAAP metric we use to measure our operating performance, was $2.7 million in the third quarter compared with negative adjusted EBITDA of $0.1 million in the third quarter of 2018. We exceeded our adjusted EBITDA margin guidance primarily due to better-than-expected revenue, continued gross margin leverage, and lower transaction losses. We continue to take a long-term view in balancing sustainable, profitable growth with investing and building on our leadership position as we seek to grow our share of this very large and expanding addressable market opportunity. With the investment in our enterprise sales team, we expect lower adjusted EBITDA in the fourth quarter and into 2020, but we believe it will lead to positive returns in GSV, revenue, and client spend retention over the coming years. Balance Sheet and Cash Flows As of September 30, 2019, we had approximately $131.6 million in cash, cash equivalents, and marketable securities compared with $129.1 million as of December 31, 2018. As of December 31, 2018, and September 30, 2019, we had $23.9 million and $20.2 million, respectively, in debt outstanding from our two term loans. As of September 30, 2019, we generated $2.0 million in cash from operating activities year-to-date. As of September 30, 2019, we had used $73.7 million in cash from investing activities year-to-date, primarily related to net purchases of marketable securities of $59.5 million and $10.2 million of spend related to UPWORK STOCKHOLDER LETTER Q3 2019 19

Guidance Before we turn to guidance, we would like to update you on the For the full year 2019, Upwork expects to report: status of our adoption of the new revenue and leasing standards that we are required to adopt when we file our Annual Report on • Revenue in the range of $301 million to $301.5 million; Form 10-K in early 2020. We continue to evaluate the potential • Adjusted EBITDA in the range of 1% to 1.5% of total impacts of these new standards on our financial statements revenue; and and have not yet reached a final determination. However, we do expect that upon adoption of the new revenue standard, our • Weighted-average shares outstanding in the range of 110 tiered pricing program for freelancer service fees will result in a million to 113 million. deferral of revenue. We expect that the adoption of this standard will have a material cumulative effect at the adoption date on We have not reconciled our adjusted EBITDA guidance to GAAP accumulated deficit, deferred revenue, and related disclosures. net income (loss) because certain items that impact adjusted However, we do not expect a material impact on the consolidated EBITDA are uncertain or out of our control and cannot be statements of operations as of and for the year-ending December reasonably predicted. In particular, stock-based compensation 31, 2019. As it relates to the new leasing standard, upon adoption expense is impacted by our future hiring and retention needs, we will recognize a right-of-use asset and corresponding lease as well as the future fair-market value of our common stock liability, which is expected to have a material impact on our and other factors, all of which are difficult to predict, subject to consolidated balance sheet. We expect to share more information frequent change, or not within our control. The actual amount with you when we have reached a final determination on what of these expenses during 2019 will have a significant impact on the impacts may be upon adoption. Consequently, the guidance our future GAAP financial results. Accordingly, a reconciliation we are providing you today does not reflect the potential impacts of adjusted EBITDA to net income (loss) is not available without of these new standards. unreasonable effort. As of November 6, 2019, revenue and adjusted EBITDA guidance for the fourth quarter and full year 2019 are as follows: For the fourth quarter of 2019, Upwork expects to report: • Revenue in the range of $79 million to $79.5 million; • Adjusted EBITDA in the range of -1% to breakeven of total revenue; and • Weighted-average shares outstanding in the range of 112 million to 114 million. UPWORK STOCKHOLDER LETTER Q3 2019 20

Closing In closing, we had a successful third quarter. The investments we’ve made in enterprise sales, marketing, and product are showing clear signs of success. We’re excited about our sizable market opportunity and, with these encouraging signs, believe this is the time to further increase our investments to drive sustainable long-term growth and better realize our true potential. Thank you for your support as stockholders. Together, we are helping create economic opportunities so people have better lives. We will host a Q&A webcast at 2 p.m. Pacific Time/5 p.m. Eastern Time today to discuss these results. A live webcast will be available on Upwork’s investor relations website at https://investors.upwork.com. Thank you for taking the time to read our letter. We look forward to your questions on our call this afternoon. Sincerely, Stephane Kasriel Stephane Kasriel, Brian Kinion, President and CEO CFO UPWORK STOCKHOLDER LETTER Q3 2019 21

Condensed Consolidated Statements of Operations (In thousands, except for per share data; unaudited) Three Months Ended Nine Months Ended September 30, September 30, 2019 2018 2019 2018 Revenue Marketplace $ 70,683 $ 56,766 $ 197,787 $ 164,180 Managed services 8,103 7,347 24,179 21,832 Total revenue 78,786 64,113 221,966 186,012 Cost of revenue 22,494 20,504 65,207 60,578 Gross profit 56,292 43,609 156,759 125,434 Operating expenses Research and development 16,209 14,377 47,705 40,680 Sales and marketing 25,322 18,967 70,319 55,054 General and administrative 16,519 11,707 46,309 34,102 Provision for transaction losses 1,214 1,892 2,706 4,612 Total operating expenses 59,264 46,943 167,039 134,448 Income (loss) from operations (2,972) (3,334) (10,280) (9,014) Interest expense 317 589 1,047 1,674 Other (income) expense, net (462) 3,423 (1,773) 3,845 Loss before income taxes (2,827) (7,346) (9,554) (14,533) Income tax provision — — (28) (9) Net Loss $ (2,827) $ (7,346) $ (9,582) $ (14,542) Net loss per share, basic and diluted $ (0.03) $ (0.20) $ (0.09) $ (0.41) Weighted-average shares used to compute net loss per share, basic and diluted 111,163 36,070 108,844 35,129 UPWORK STOCKHOLDER LETTER Q3 2019 22

Condensed Consolidated Balance Sheets (In thousands; unaudited) September 30, 2019 December 31, 2018 ASSETS Current assets Cash and cash equivalents $ 71,160 $ 129,128 Marketable securities 60,404 — Funds held in escrow, including funds in transit 114,593 98,186 Trade and client receivables, net 32,034 22,315 Prepaid expenses and other current assets 7,606 6,253 Total current assets 285,797 255,882 Property and equipment, net 20,668 10,815 Goodwill 118,219 118,219 Intangible assets, net 4,002 6,004 Other assets, noncurrent 904 653 Total assets $ 429,590 $ 391,573 UPWORK STOCKHOLDER LETTER Q3 2019 23

Condensed Consolidated Balance Sheets (cont’d) (In thousands; unaudited) September 30, 2019 December 31, 2018 LIABILITIES AND STOCKHOLDERS’ EQUITY Current liabilities Accounts payable $ 2,934 $ 2,073 Escrow funds payable 114,593 98,186 Debt, current 7,579 5,671 Accrued expenses and other current liabilities 21,898 20,948 Deferred revenue 1,587 722 Total current liabilities 148,591 127,600 Debt, noncurrent 12,584 18,239 Other liabilities, noncurrent 5,816 1,989 Total liabilities 166,991 147,828 Stockholders’ equity Common stock 11 11 Additional paid-in captial 415,669 387,233 Accumulated deficit (153,081) (143,499) Total stockholders’ equity 262,599 243,745 Total liabilities and stockholders’ equity $ 429,590 $ 391,573 UPWORK STOCKHOLDER LETTER Q3 2019 24

Condensed Consolidated Statements of Cash Flows (In thousands; unaudited) Three Months Ended Nine Months Ended September 30, September 30, 2019 2018 2019 2018 CASH FLOWS FROM OPERATING ACTIVITIES: Net loss $ (2,827) $ (7,346) $ (9,582) $ (14,542) Adjustments to reconcile net loss to net cash provided by (used in) operating activities: Provision for transaction losses 1,040 1,892 2,078 4,612 Depreciation and amortization 1,671 1,287 4,498 3,542 Amortization of debit issuance costs 13 13 39 64 Amortization of discount on purchases of marketable securities (283) — (948) — Change in fair value of redeemable convertible preferred stock warrant liability — 3,251 — 3,610 Change in fair value of Tides Foundation common stock warrant 62 — 439 — Stock-based compensation expense 3,932 1,986 10,858 5,667 Loss on disposal of fixed assets — — — 33 Changes in operating assets and liabilities: Trade and client receivables 18,403 (6,517) (11,885) (15,137) Prepaid expenses and other assets (738) (86) (1,439) (658) Accounts payable 1,286 4,745 697 5,006 Accrued expenses and other liabilities 6,244 (17,823) 5,814 (490) Deferred revenue 1,024 5 1,432 103 Net cash provided by (used in) operating activities 29,827 (18,593) 2,001 (8,190) UPWORK STOCKHOLDER LETTER Q3 2019 25

Condensed Consolidated Statements of Cash Flows (In thousands; unaudited) Three Months Ended Nine Months Ended September 30, September 30, 2019 2018 2019 2018 CASH FLOWS FROM INVESTING ACTIVITIES: Purchases of marketable securities (45,383) — (131,950) — Sale of marketable securities 47,700 — 72,500 — Decrease (increase) in restricted cash (150) 6 — (94) Purchases of property and equipment (2,795) (301) (10,230) (1,598) Internal-use software and platform development costs (1,872) (725) (4,054) (2,670) Net cash used in investing activities (2,500) (1,020) (73,734) (4,362) CASH FLOWS FROM FINANCING ACTIVITIES: Changes in funds held in escrow, including funds in transit 3,709 (25,977) (16,407) (20,283) Changes in escrow funds payable (3,709) 25,977 16,407 20,283 Proceeds from exercises of stock options and common stock warrants 3,634 2,740 13,974 7,011 Proceeds from borrowings on debt — 15,000 50,000 15,000 Repayment of debt (26,893) — (53,786) — Proceeds from employee stock purchase plan — — 3,577 — Payments of costs related to the initial public offering — (2,403) — (3,999) Net cash provided by (used in) financing activities (23,259) 15,337 13,765 18,012 NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS 4,068 (4,276) (57,968) 5,460 Cash and cash equivalents, beginning of period 67,092 31,331 129,128 21,595 Cash and cash equivalents, end of period $ 71,160 $ 27,055 $ 71,160 $ 27,055 UPWORK STOCKHOLDER LETTER Q3 2019 26

Cost of Revenue and Gross Margin (In thousands, except percentages; unaudited) Three Months Ended September 30, Nine Months Ended September 30, 2019 2018 Change 2019 2018 Change Cost of revenue $ 22,494 $ 20,504 $ 1,990 10% $ 65,207 $ 60,578 $ 4,629 8% Components of cost of revenue: Cost of freelancer services to deliver 6,745 6,120 625 10% 20,143 18,172 1,971 11% managed services Other components of cost of revenue 15,749 14,384 1,365 9% 45,064 42,406 2,658 6% Total gross margin 71% 68% 71% 67% UPWORK STOCKHOLDER LETTER Q3 2019 27

Reconciliation of GAAP to Non-GAAP Results (In thousands, except for percentages and per share data; unaudited) Three Months Ended Nine Months Ended September 30, September 30, 2019 2018 2019 2018 GAAP Net Loss $ (2,827) $ (7,346) $ (9,582) $ (14,542) Add back (deduct): Stock-based compensation expense 3,932 1,986 10,858 5,667 Depreciation and amortization 1,671 1,287 4,498 3,542 Interest expense 317 589 1,047 1,674 Other (income) expense, net (462) 3,423 (1,773) 3,845 Income tax provision — — 28 9 Change in fair value of Tides Foundation common stock warrant 62 — 439 — Non-GAAP Adjusted EBITDA $ 2,693 $ (61) $ 5,515 $ 195 Cost of Revenue Reconciliation: Cost of revenue, GAAP $ 22,494 $ 20,504 $ 65,207 $ 60,578 Stock-based compensation (109) (59) (326) (164) Cost of revenue, Non-GAAP $ 22,385 $ 20,445 $ 64,881 $ 60,414 % of revenue, Non-GAAP 28% 32% 29% 32% Gross Profit Reconciliation: Gross profit, GAAP $ 56,292 $ 43,609 $ 156,759 $ 125,434 Stock-based compensation 109 59 326 164 Gross profit, Non-GAAP $ 56,401 $ 43,668 $ 157,085 $ 125,598 % of revenue, Non-GAAP 72% 68% 71% 68% UPWORK STOCKHOLDER LETTER Q3 2019 28

Reconciliation of GAAP to Non-GAAP Results (cont’d) (In thousands, except for percentages and per share data; unaudited) Three Months Ended Nine Months Ended September 30, September 30, 2019 2018 2019 2018 Operating Expenses Reconciliation: Research and development, GAAP $ 16,209 $ 14,377 $ 47,705 $ 40,680 Stock-based compensation (1,503) (623) (4,569) (1,711) Research and development, Non-GAAP $ 14,706 $ 13,754 $ 43,136 $ 38,969 % of revenue, Non-GAAP 19% 21% 19% 21% Sales and marketing, GAAP $ 25,322 $ 18,967 $ 70,319 $ 55,054 Stock-based compensation (635) (355) (1,860) (1,026) Sales and marketing, Non-GAAP $ 24,687 $ 18,612 $ 68,459 $ 54,028 % of revenue, Non-GAAP 31% 29% 31% 29% General and administrative, GAAP $ 16,519 $ 11,707 $ 46,309 $ 34,102 Stock-based compensation (1,685) (949) (4,103) (2,766) Amortization of intangible assets (667) (667) (2,001) (2,001) Change in fair value of Tides Foundation common stock warrant (62) — (439) — General and administrative, Non-GAAP $ 14,105 $ 10,091 $ 39,766 $ 29,335 % of revenue, Non-GAAP 18% 16% 18% 16% UPWORK STOCKHOLDER LETTER Q3 2019 29

Reconciliation of GAAP to Non-GAAP Results (cont'd)

(In thousands, except for percentages and per share data; unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,			
		2019		2018		2019		2018
Loss from Operations Reconciliation:								
Loss from operations, GAAP	$	(2,972)	$	(3,334)	$	(10,280)	$	(9,014)
Stock-based compensation		3,932		1,986		10,858		5,667
Amortization of intangible assets		667		667		2,001		2,001
Change in fair value of Tides Foundation common stock warrant		62		—		439		—
Income (loss) from operations, Non-GAAP	$	1,689	$	(681)	$	3,018	$	(1,346)
% of revenue, Non-GAAP		2%		-1%		1%		-1%
Net Loss Reconciliation:								
Net loss, GAAP	$	(2,827)	$	(7,346)	$	(9,582)	$	(14,542)
Stock-based compensation		3,932		1,986		10,858		5,667
Amortization of intangible assets		667		667		2,001		2,001
Change in fair value of Tides Foundation common stock warrant		62		—		439		—
Change in fair value of redeemable convertible preferred stock warrant liability		—		3,251		—		3,610
Net income (loss), Non-GAAP	$	1,834	$	(1,442)	$	3,716	$	(3,264)
% of revenue, Non-GAAP		2%		-2%		2%		-2%
Net Loss per Share Reconciliation:								
Weighted-average shares outstanding		111,163		36,070		108,844		35,129
Net loss per share, GAAP	$	(0.03)	$	(0.20)	$	(0.09)	$	(0.41)
Net income (loss) per share, Non-GAAP	$	0.02	$	(0.04)	$	0.03	$	(0.09)

UPWORK STOCKHOLDER LETTER Q3 2019

30

About Upwork Upwork is the largest online talent solution that enables facts, and statements in the future tense. These statements businesses to find and work with highly skilled independent include, but are not limited to, statements regarding the future professionals, as measured by GSV. We empower businesses performance of Upwork and its market opportunity, including with more-flexible access to quality talent, on demand. Through expected financial results for the fourth quarter of 2019 and Upwork’s matching technology and services, companies have full year 2019, and expectations for capturing market share access to a global pool of proven professionals so they can scale and regarding the changing landscape of work, as well as their teams dynamically to meet business needs. Upwork also statements regarding our planned investments to support provides skilled professionals and agencies access to growth and to convert customers, increase client spend, and more opportunities. moderate expenses. Forward-looking statements are based upon various estimates and assumptions, as well as information Upwork’s mission is to create economic opportunities so people known to Upwork as of the date hereof, and are subject to have better lives. The community of independent professionals risks and uncertainties. Accordingly, actual results could differ working via Upwork spans many categories including software materially or such uncertainties could cause adverse effects development, creative and design, finance and accounting, on our results, including: our ability to attract and retain a consulting, operations, and customer support. More than 8,000 community of freelancers and clients; our limited operating skills are represented. history under our current platform and pricing model; our focus on the long-term and our investments in sustainable, profitable More than 30% of the Fortune 500 use Upwork. Clients include growth; the possibility that the market for freelancers and the Airbnb, Automattic, BISSELL, GE, and Microsoft. services they offer will develop more slowly than we expect; our Upwork is headquartered in Santa Clara, Calif., with offices in ability to develop and release new products and services, and Chicago, San Francisco, and Oslo, Norway. For more information, develop and release successful enhancements, features, and visit Upwork’s website at www.upwork.com or its investor modifications to our existing products and services; the success relations website at https://investors.upwork.com, or join of our investments in our enterprise sales organization and our Upwork on Twitter, Facebook, and LinkedIn. related marketing efforts, and expectations for the ability for enterprise sales to drive incremental revenue growth in 2019; Upwork is a registered trademark of Upwork Inc. All other changes in the amount and mix of services facilitated through product and brand names may be trademarks or registered our platform in a period; our ability to generate revenue from trademarks of their respective owners. our marketplace offerings and the effects of fluctuations in our level of client spend retention; changes in our level of investment Safe Harbor Statement in sales and marketing, R&D, and G&A expenses, and our hiring plans for sales personnel; the impact of new and existing laws This stockholder letter includes forward-looking statements, and regulations; competition; our ability to develop, maintain, and which are statements other than statements of historical enhance our brand and reputation cost-effectively; challenges UPWORK STOCKHOLDER LETTER Q3 2019 31 to contractor classification or employment status of freelancers measures should not be considered in isolation or as a substitute on our platform; the market for information technology; future for analysis of financial results as reported under GAAP. changes to our pricing model; payment and fraud risks; security breaches; our ability to sell to mid-market and large enterprise We use these non-GAAP financial measures in conjunction clients; privacy; litigation and related costs; and other general with financial measures prepared in accordance with GAAP for market, political, economic, and business conditions. Actual planning purposes and as a measure of financial performance. results could differ materially from those predicted or implied, These measures provide consistency and comparability with past and reported results should not be considered as an indication of financial performance, facilitate period-to-period comparisons of future performance. core operating results, and also facilitate comparisons with other peer companies, many of which use similar non-GAAP financial Additional risks and uncertainties that could affect our financial measures to supplement their GAAP results. We exclude the results are included under the caption “Risk Factors” in our following items from one or more of our non-GAAP Quarterly Report on Form 10-Q filed with the SEC on August financial measures: 7, 2019, and our other SEC filings, which are available on the investor relations page of our website at https://investors. • Stock-based compensation expense. We exclude stock- upwork.com and on the SEC website at www.sec.gov. Additional based compensation expense, which is a non-cash expense, information will also be set forth in our Quarterly Report on Form from certain of our non-GAAP financial measures because 10-Q for the three months ended September 30, 2019, when filed. we believe that excluding this item provides meaningful All forward-looking statements contained herein are based on supplemental information regarding operational performance. information available to us as of the date hereof, and we do not In particular, companies calculate stock-based compensation assume any obligation to update these statements as a result of expense using a variety of valuation methodologies and new information or future events. subjective assumptions. Undue reliance should not be placed on the forward-looking • Depreciation and amortization. We exclude depreciation and statements in this stockholder letter. These statements are based amortization, which are non-cash expenses. on information available to Upwork on the date hereof, and • Change in fair value of redeemable preferred stock warrant Upwork assumes no obligation to update such statements. liability. We exclude the change in fair value of redeemable preferred stock warrant liability, which is a non-cash charge Non-GAAP Financial Measures that will not recur in the periods following the fourth quarter of 2018. To supplement our condensed consolidated financial statements, which are prepared in accordance with GAAP, we present non- • Change in fair value of our Tides Foundation common stock GAAP gross profit, non-GAAP gross margin, non-GAAP net warrant. We exclude the change in fair value of this common income (loss), non-GAAP operating expenses, and adjusted stock warrant, which is a non-cash expense included in general EBITDA in this stockholder letter. Our use of non-GAAP financial and administrative expenses. measures has limitations as an analytical tool, and these UPWORK STOCKHOLDER LETTER Q3 2019 32

Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, stock-based compensation expense, depreciation and amortization, and the change in fair value of our common stock warrant issued to the Tides Foundation are recurring and will be reflected in our financial results for the foreseeable future. The non-GAAP measures we use may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes. We compensate for these limitations by providing specific information regarding the GAAP items excluded from these non- GAAP financial measures. A reconciliation of these non-GAAP measures has been provided in the financial statement tables included in this stockholder letter, and investors are encouraged to review the reconciliation. UPWORK STOCKHOLDER LETTER Q3 2019 33